Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

The Board of Trustees and Shareholders of

Hersha Hospitality Trust:

We consent to the use of our reports dated February 26,  2014 with respect to the consolidated balance sheets of Hersha Hospitality Trust as of December 31, 2013 and 2012, and the related consolidated statements of operations, comprehensive (loss) income, equity and cash flows for each of the years in the three-year period ended December 31, 2013,  and the related financial statement schedule, and the effectiveness of internal control over financial reporting as of December 31, 2013, incorporated herein by reference.

/s/ KPMG LLP

Philadelphia,  Pennsylvania

May 22,  2014